IMMEDIATE RELEASE

RCS Capital Corporation Announces Milestone $10 Billion Lifetime Direct Investment Equity Capital Raised

Realty Capital Securities, LLC Enjoys 53% Market Share 2013 YTD

RCS Manages Four of the Top-Selling Six Real Estate Direct Investment Programs for May 2013

New York, New York, June 11, 2013 – RCS Capital Corporation (“RCAP”) (NYSE: RCAP) announced today that Realty Capital Securities, LLC (“Realty Capital Securities” or “RCS”), its FINRA-registered wholesale broker-dealer subsidiary, has served as the dealer manager with respect to $10 billion in direct investment equity capital raised since the beginning of 2009 (see Table A below). The milestone coincides with RCS attaining a 53% market share in real estate direct investment managing broker-dealer sales, more than five times the market share of the next largest competitor.

Nicholas S. Schorsch, Chairman of RCAP, noted, “$10 billion of total managing broker-dealer equity capital raised is a significant achievement for any organization, and especially so for Realty Capital Securities, which was formed just six years ago. Further, total 2013 sales to date exceed $4.0 billion, another remarkable achievement. We would like to thank all of our independent broker-dealer and registered investment adviser partners, without whom this milestone could not have been attained.”

William M. Kahane, Chief Executive Officer of RCAP, commented, “Our continuous focus on establishing higher standards for industry best practices and products that meet fundamental investor demands for current income, tax deferral and capital preservation has positioned Realty Capital Securities as a leader in direct investment managing broker-dealer sales.”

In addition, according to Robert A. Stanger & Co., Inc., Realty Capital Securities is the managing broker-dealer of four of the top-selling six real estate direct investment programs for the month of May 2013, serving as dealer manager with respect to equity capital raised of $664 million.

Michael Weil, Chief Executive Officer of Realty Capital Securities, stated, “We are pleased to distribute four of the top six programs for the month of May 2013. It is notable that two of the top six programs in May are distributed by Realty Capital Securities and operated by third-party investment managers. Our ability to place high quality programs, regardless of operator affiliation, is proof of the value of our open architecture distribution strategy.”

Table A - Realty Capital Securities Aggregate Sales by Year ($ in millions)
Year	2009	2010	2011	2012	YTD through May 2013	Since Inception
Real Estate Programs	$285.2	$1,252.1	$1,746.0	$2,874.4	$3,725.6	$9,883.3
BDC Programs	—	—	$11.0	$157.8	$165.2	$334.0
Total Equity Capital Raised	$285.2	$1,252.1	$1,757.0	$3,032.2	$3,890.8	$10,217.3
Source: Robert A. Stanger & Co., Inc.

RCAP

RCAP is a publicly traded Delaware holding company listed on the New York Stock Exchange that was recently formed to operate and grow businesses focused on the retail direct investment industry. RCAP holds a direct minority economic interest in RCS, a FINRA-registered wholesale broker-dealer and an investment banking and capital markets business, American National Stock Transfer, LLC, an SEC-registered transfer agent, and RCS Advisory Services, LLC, a transaction management services business. Additional information about RCAP can be found on its website at www.rcscapital.com.

RCAP files documents with the Securities and Exchange Commission (“SEC”). You may find additional information about RCAP by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus, dated June 5, 2013, relating to RCAP’s initial public offering, is available on the SEC Web site at http://www.sec.gov/Archives/edgar/data/1568832/000114420413033506/v347038_424b4.htm

Realty Capital Securities

Realty Capital Securities was founded by Nicholas S. Schorsch, William M. Kahane and Michael Weil in February 2008. RCS is led by Michael Weil, Chairman and Chief Executive Officer, Louisa Quarto, President, Alex MacGillivray, Executive Vice President and National Sales Manager, and Richard Arnitz, Executive Director. RCS is the dealer manager for various non-traded REITs and business development corporations sponsored by American Realty Capital, as well as other non-traded REITS sponsored by other sponsors.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Investor Inquiries:

Anthony J. DeFazio	Brian S. Block, CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500